Exhibit 99.1

Telesis Bio Reports Second Quarter and First Half 2024 Financial Results

August 7, 2024

SAN DIEGO, August 7, 2024 (GLOBE NEWSWIRE) – Telesis Bio Inc. (NASDAQ: TBIO), a leading provider of RNA and DNA solutions enabling researchers to accelerate therapeutic discovery through advanced, flexible, and rapid automated synthesis technology in their own lab, today announced financial results for the second quarter and first half of 2024.

Highlights

•
Gibson SOLA – the Company continues to advance its Gibson SOLA reagent platform that enables on-premises automated overnight synthesis of high-fidelity long DNA and mRNA on a variety of liquid handling platforms. The Company’s presentation “Enhancing Therapeutic Protein Production with Gibson SOLA Enzymatic DNA Assembly: Pioneering on-Demand DNA and mRNA Synthesis for Biotechnological Innovation”, delivered in May at the 2024 PEGS conference in Boston was well received, and the Company continues to see growing interest in the market for adopting this platform.
•
Eton Subsidiary – the Company made a strategic decision to divest its Eton subsidiary. As a result, Eton is reflected as a discontinued operation in the consolidated financial statements of the Company for all periods presented.
•
Second Quarter, 2024 Restructuring – along with the action related to our Eton subsidiary noted above, in the second quarter of the year the Company undertook a variety of additional restructuring activities tied to further reducing its cost base across all areas of the business. The goal of this process was to align our cost structure to current market conditions and our focus on commercial adoption of Gibson SOLA. While these actions resulted in significant second quarter, 2024 non-recurring expenditures (described in the Summary of Financial Results that follows), the favorable impact on future quarters will be substantial relative to Company spending levels of recent years.
•
CEO Transition – as previously reported on April 18, 2024, Eric Esser , President, and COO of Telesis Bio assumed the role of CEO and joined the Company’s Board of Directors. Prior to his appointment as CEO, Eric had successfully run Telesis Bio’s operations for approximately two years.
•
Pfizer Collaboration - in other recent highlights, the Company continues to pursue activities under its strategic research collaboration and license agreement with Pfizer. This program is based upon Telesis’ proprietary SOLA platform which utilizes enzymatic DNA synthesis technology for potential application by Pfizer in mRNA-based vaccines and other biopharma products.

Summary of Second Quarter 2024 Financial Results

Revenue - Revenue for the three months ended June 30, 2024 was $1.6 million compared to $7.0 million for the three months ended June 30, 2023 ($2.7 million and $8.7 million, respectively including revenue from Eton). The decrease was attributable to a reduction in product revenue of $1.8 million driven by our transition to Gibson SOLA as our primary commercial focus, and a decrease in collaboration revenue of $3.5 million, driven primarily by the timing of milestone completion under our strategic collaborations with Pfizer and reduction in deferred revenue recognition from up-front payments under that collaboration.

Gross Margin – The Company’s gross margin percentage was -52% for the three months ended June 30, 2024, compared to 71% for the same period in 2023. The unfavorable change in gross margin percentage was primarily driven by recognition of $1.8 million in one-time charges related to restructuring, and a decrease in high-margin collaboration revenue due to milestone timing. Absent the $1.8 million restructuring charge in the second quarter of 2024, gross margin would have been 64% for the quarter.

Operating Expense – Second quarter of 2024 operating expense of $10.7 million was $1.7 million or 14% improved from the prior year result of $12.4 million even with significant restructuring charges recorded during the current year period. Exclusive of employee severance and impairment charges tied to restructuring activity, the current year expense level of $10.7 million would have been $8.8 million representing a $3.7 million or 30% reduction from the prior year level of $12.4 million.

With respect to all restructuring charges noted above and posted in the second quarter of 2024, the favorable impact on future quarters will be substantial.

Net loss was $13.2 million for the second quarter of 2024, compared to a loss of $8.4 million in the same period in the prior year. Net loss per share was $7.62 for the second quarter of 2024, compared to $5.10 for the corresponding prior year period.

As of June 30, 2024, cash, cash equivalents, restricted cash, and investments were $10.3 million, and notes payable was $5.3 million.

The Company will not be issuing additional forward-looking guidance at this time.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. Company products and technologies deliver virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com. Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

bill.kullback@telesisbio.com

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product sales	$841	$2,670	$2,105	$5,671
Service revenue	—	65	—	101
Collaboration revenue	—	3,462	—	4,424
Royalties and other revenue	709	807	1,634	1,486
Total revenue	1,550	7,004	3,739	11,682
Cost of revenue	2,349	2,039	3,431	3,934
Gross Profit	(799)	4,965	308	7,748
Operating expenses:
Research and development	2,470	3,921	4,829	8,414
Sales and marketing	1,698	3,192	3,260	6,867
General and administrative	5,507	5,294	10,481	10,396
Impairment of property and equipment	1,017	—	1,017	—
Total operating expenses	10,692	12,407	19,587	25,677
Loss from operations	(11,491)	(7,442)	(19,279)	(17,929)
Interest income	160	374	388	764
Interest expense	(214)	(707)	(431)	(1,346)
Change in fair value of derivative liabilities	—	19	—	159
Other expense, net	(15)	(3)	(146)	(39)
Provision for income taxes	(1)	(4)	(3)	(7)
Loss from continuing operations	(11,561)	(7,763)	(19,471)	(18,398)
Loss from discontinuing operations	(1,024)	(524)	(1,751)	(1,008)
Net Loss	$(12,585)	$(8,287)	$(21,222)	$(19,406)
Less: redeemable convertible preferred stock dividends	(596)	(153)	(1,181)	(153)
Net loss attributable to common stockholders	$(13,181)	$(8,440)	$(22,403)	$(19,559)
Net loss per share from continuing operations attributable to common stockholders—basic and diluted	$(7.03)	$(4.79)	$(12.14)	$(11.24)
Net loss per share from discontinuing operations attributable to common stockholders—basic and diluted	$(0.59)	$(0.32)	$(1.03)	$(0.61)
Net loss per share attributable to common stockholders—basic and diluted	$(7.62)	$(5.10)	$(13.17)	$(11.85)
Weighted average common stock outstanding—basic and diluted	1,730,210	1,654,127	1,700,596	1,651,053

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2024	2023
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$10,314	$19,333
Working capital	7,143	22,167
Total assets	52,727	70,411
Total liabilities	42,781	40,873
Redeemable convertible preferred stock	30,481	29,300
Accumulated deficit	(182,687)	(161,465)
Total stockholders’ (deficit) equity	(20,535)	238